Exhibit 10.24
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.
Amendment
BTG, Duke and MVP agree as follows:
Article 1 — Definitions
1.0	Unless specifically defined in this Amendment, the capitalized terms shall have the meanings ascribed to them in the Agreement.
1.1	“Agreement” shall mean the License Agreement entered into by and among BTG, Duke and MVP on August 12, 1998.
1.2	“Amendment” shall mean this amendment to the Agreement entered into by and among BTG, Duke and MVP as of the Amendment Date.
1.3	“Amendment Date” shall mean November 12, 2001.
Article 2 — Amendments
3.0	Effective as of the Amendment Date, the Agreement is amended to delete Section 9.1(b) in its entirety.
3.1	This amendment is conditioned upon the payment to MVP by BTG (by wire transfer) of $[**], (consisting of $[**] allocated to Milestone No. 4 and $[**] allocated to Milestone No. 5), as an advance payment in partial satisfaction of the payments due under Milestone Nos. 4 and 5.
3.2	BTG shall provide to MVP complete copies of all written and electronic communications related to PEG-uricase, such as regulatory filings and other correspondence, to and from government regulatory agencies (including, without limitation, the U.S. Food and Drug Administration), within five (5) business days of BTG’s filing or receipt, respectively, of such communications.
Article 3 — Miscellaneous
3.1	This Amendment shall be effective as of the Amendment Date.
3.2	Except as expressly modified in this Amendment, the Agreement shall remain in full force and effect according to its terms.
IN WITNESS WHEREOF, BTG, Duke and MVP have caused this Amendment to be executed as of the Amendment Date by their duly authorized officers.

BlO-TECHNOLOGY GENERAL CORP.
By:	/s/ Norman Barton
	Name:	Norman Barton
	Title:	Chief Medical Officer

DUKE UNIVERSITY
By:	/s/ Robert L. Taber
	Name:	Robert L. Taber, Ph.D.
	Title:	Vice Chancellor. Science & Tech. Dev.

MOUNTAIN VIEW PHARMACEUTICALS, INC.
By:	/s/ Mark Saifer
	Name:	Mark Saifer
Title: Vice President

LICENSE AGREEMENT
     THIS LICENSE AGREEMENT is made and entered into as of the 12th day of August 1998, by and among Mountain View Pharmaceuticals, Inc., Duke University, and Bio-Technology General Corporation.
     WHEREAS, DUKE has developed certain recombinant mammalian uricases prior to the start of the GRANT, including PBC URICASE;
     WHEREAS, DUKE and/or MVP have developed, pursuant to the GRANT, additional recombinant mammalian uricases;
     WHEREAS, DUKE and MVP have developed, pursuant to the GRANT, PEG conjugates of PBC URICASE and other mammalian uricases;
     WHEREAS, MVP has developed PEG conjugates of non-mammalian uricases;
     WHEREAS, DUKE and MVP, in order to have the benefits of these developments made available to the public, desire to license their rights therein exclusively, on a worldwide basis, to BTG in the FIELD; and
     WHEREAS, BTG desires to obtain such a license.
     NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, the PARTIES agree as follows:
ARTICLE 1 — INDEPENDENT CONTRACTORS
1.0	MVP’s and DUKE’s relationships to one another and to BTG under this AGREEMENT are those of independent contractors and not as agents, joint venturers or partners.
ARTICLE 2 — DEFINITIONS
2.0	As used throughout this AGREEMENT, the terms and phrases set forth herein in capital letters shall be defined as set forth in this Article 2.
2.1	“AFFILIATES” of a person or an entity shall mean any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.
2.2	“AGREEMENT” shall mean this License Agreement as amended from time to time.
2.3	“BIRD” shall mean the U.S.-Israel Binational Industrial Research and Development Foundation.
2.4	“BTG” shall mean Bio-Technology General Corporation, a corporation organized under the laws of Delaware, and having its principal offices at Iselin, New Jersey 08830, and its AFFILIATES.
2.5	“DUKE” shall mean Duke University, a North Carolina not-for-profit corporation, having its principal office at Durham, North Carolina 27710, and its AFFILIATES.

2.6	“DUKE TECHNOLOGY” shall mean technologies conceived, reduced to practice, developed, or acquired, by or for DUKE, or licensed to DUKE, or developed jointly with MVP, relating to mammalian urate oxidase (mammalian uricase), including the know-how and other information described in detail in Exhibit A attached hereto and made a part hereof, as of the EFFECT1VE DATE, and including any improvement made by DUKE thereon during the TERM of this AGREEMENT, for use in the FIELD; provided, however, that with respect to such improvements DUKE shall promptly disclose each such improvement to BTG and it shall be included in the license only if, within six (6) months after disclosure, BTG elects to incorporate the improvement into LICENSED PRODUCTS or the manufacturing process thereof.
2.7	“EFFECTIVE DATE” shall mean the date first written above.
2.8	“FIELD” shall mean the treatment of humans.
2.9	“GRANT” shall mean the STTR grant from NIH (Grant No. DK48529) for a research project titled, “Mammalian PEG-Uricase for Therapy of Intractable Gout” under which LICENSORS received funding from September 30, 1996, through August 31, 1998.
2.10	“IMPUTED NET SALES” shall have the meaning ascribed to it in Section 2.17(a).
2.11	“INFORMATION” shall have the meaning ascribed to it in Section 11.1.
2.12	“LICENSED PRODUCTS” shall mean any products (including all dosage forms, strengths, and package sizes) that utilize TECHNOLOGY in whole or in part.
2.13	“LICENSEE” shall mean BTG.
2.14	“LICENSOR” shall mean MVP, DUKE or both of them, depending on the context.
2.15	“MVP” shall mean Mountain View Pharmaceuticals, Inc., a corporation organized under the laws of California, and having its principal place of business at Menlo Park, California 94025, and its AFFILIATES.
2.16	“MVP TECHNOLOGY” shall mean technologies conceived, reduced to practice, developed, or acquired, by or for MVP, or licensed to MVP, or developed jointly with DUKE, relating to mammalian urate oxidase (mammalian uricase) and non- mammalian urate oxidase (non-mammalian uricase) and PEG conjugates of both mammalian uricase and non-mammalian uricase, including the know-how and other information described in detail in Exhibit B attached hereto and made a part hereof, as of the EFFECTIVE DATE, including any improvements made by MVP thereon during the TERM of this AGREEMENT, for use in the FIELD; provided, however, that with respect to such improvements, MVP shall promptly disclose each such improvement to BTG and it shall be included in the license only if, within six (6) months after disclosure, BTG elects to incorporate the improvement into LICENSED PRODUCTS or the manufacturing process thereof.
2.17	“NET SALES” shall mean LICENSEE’s aggregate arm’s length gross charges to the trade, physicians or patients charged for sales by LICENSEE of the LICENSED PRODUCTS, less all normal and customary trade and quantity discounts and less any sales and excise taxes and duties paid by LICENSEE.
(a)	In the event that the LICENSED PRODUCTS are distributed by LICENSEE at no cost to the recipient for revenue-producing activities, these shall be deemed to be NET SALES (“IMPUTED NET SALES”) for purposes of computing royalty obligations, except for LICENSED PRODUCTS distributed that are not reimbursable or which are used for non-revenue- producing activities such as promotional samples and supplies for clinical studies or field trials.

(b)	IMPUTED NET SALES shall be valued at the mean price for such respective LICENSED PRODUCTS sold by LICENSEE during the calendar quarter preceding the calendar quarter during which such IMPUTED NET SALES occur.

(c)	Transfer prices for LICENSED PRODUCTS between AFFILIATES shall not be considered for the purpose of computing NET SALES or IMPUTED NET SALES.
2.18	“NIH” shall mean the US. National Institutes of Health.

2.19	“PATENT RIGHTS” shall mean rights to any claims directed to any aspect of the TECHNOLOGY in all United States and foreign patent applications filed and any patents now issued or hereinafter issuing from such patent applications, substitutes, continuations, continuations-in-part, divisional applications, reexaminations or reissues thereof, which contain at least one claim directed to any aspect of the TECHNOLOGY, a current listing of which appears in Exhibit C attached hereto and made a part hereof, as amended from time to time during the TERM of this AGREEMENT.

2.20	“PARTY” or “PARTIES” shall mean LICENSEE on the one hand and DUKE and/or MVP on the other hand, or all three, depending on the context.

2.21	“PBC URICASE” shall mean [**].

2.22	“PEG” shall mean poly(ethylene glycol) or poly(ethylene oxide).

2.23	“SALES AND REVENUE REPORTS” shall have the meaning ascribed to it in Section 6.9.

2.24	“STTR” shall mean the Small Business Technology Transfer Research program.

2.25	“SUBLICENSE REVENUES” shall mean all revenues or other consideration received by LICENSEE from sublicensees, including, without limitation, sublicense issue fees, other sublicense fees, royalties, and milestone payments.

2.26	“TECHNOLOGY” shall mean the DUKE TECHNOLOGY and the MVP TECHNOLOGY.

2.27	“TERM” shall have the meaning ascribed to it in Section 10.1.

2.28	“TERRITORY” shall mean each and every country of the world, including, with respect to each country, its territories and possessions.

2.29	“TOP [**] MARKETS” shall mean the [**] countries with the greatest dollar volume of sales of allopurinol during the twelve (12) months preceding any particular date, based on monthly data compiled by IMS America.

2.30	“TOTAL REVENUES” shall mean the sum of NET SALES plus SUBLICENSE REVENUES.

2.31	“TOTAL SALES” shall mean the cumulative sum of NET SALES of LICENSED PRODUCTS by LICENSEE plus net sales of LICENSED PRODUCTS by its sublicensees from the EFFECTIVE DATE.

2.32	“USPTO” shall mean the United States Patent and Trademark Office.

ARTICLE 3 — SPONSORED RESEARCH
3.1	LICENSEE shall sponsor research relevant to the TECHNOLOGY at the facilities of each of the LICENSORS.
3.2	LICENSEE agrees to provide not less than $[**] to DUKE and $[**] to MVP (less any amounts received by MVP from BIRD) for sponsored research during the first twenty-four (24) months following the EFFECTIVE DATE.
3.3	Payments for such sponsored research shall be made at least semiannually to each of the LICENSORS at the annual rate of at least $[**] per year; provided, however, that with respect to MVP, these payments shall be reduced by the amounts received by MVP from BIRD.
3.4	The funding for sponsored research at DUKE is to support research at DUKE by Dr. [**], and it is understood that if for any reason, Dr. [**] should no longer be affiliated with DUKE during the period for which the funding is provided, then DUKE will transfer the funding to another institution with which Dr. [**] may affiliate, upon his departure from DUKE.
ARTICLE 4 — LICENSE AND TRANSFER OF TECHNOLOGY
4.1	LICENSORS hereby grant to LICENSEE and LICENSEE hereby accepts from LICENSORS, upon the terms and conditions herein specified, an exclusive, royalty-bearing license in the TERRITORY, with the right to grant sublicenses, under the TECHNOLOGY and PATENT RIGHTS, subject to U.S. Government rights in the TECHNOLOGY, to make and have made, use and have used, and sell and have sold, LICENSED PRODUCTS for use in the FIELD. In recognition of the general applicability to other drugs of MVP’s technology for the production of PEG conjugates of uricases, BTG expressly agrees that it shall not utilize such technology in any manner except for the production of PEG conjugates of uricases and only as provided in this AGREEMENT; provided, however, that MVP expressly agrees that nothing contained in this AGREEMENT shall be read to preclude LICENSEE from using technology for the production of PEG conjugates which is in the public domain, or which is developed by LICENSEE independent of MVP’s technology for the production of PEG conjugates, or which LICENSEE acquires or licenses from a third party.
4.2	Within sixty (60) days after the execution of this AGREEMENT:
(a)	DUKE agrees to provide LICENSEE with the materials and copies of the protocols and representative results for the methods listed in Exhibit A.

(b)	MVP agrees to provide LICENSEE with the materials and copies of the protocols and representative results for the methods listed in Exhibit B.

(c)	LICENSORS agree to provide LICENSEE with copies of any and all patents and patent applications identified in Exhibit C.
4.3	MVP hereby grants to LICENSEE the exclusive, royalty-free, right and license in the TERRITORY and in the FIELD to use such rights as MVP may possess in the trademark, PURICASETM, the registration of which has been published in the Official Gazette of the USPTO (Volume 1211, Number 2, page TM 100) and is pending in the European Community (Application No. 716019).

(a)	LICENSEE may use whichever trademark or trademarks it may elect, in its sole discretion, in connection with the marketing of LICENSED PRODUCTS, and shall be under no obligation to use the trademark, PURICASETM.

(b)	If LICENSEE elects not to use the trademark PURICASETM or otherwise fails to use such trademark by one (1) year after the first sale of any LICENSED PRODUCT, MVP shall retain all rights to its use.
4.4	LICENSEE shall comply with all obligations imposed by the U.S. Government on exclusive licenses of inventions made under a U.S. Government funding agreement including, but not limited to, the requirement that any products which are sold in the United States be substantially manufactured in the United States, if such products are based on inventions conceived or first actually reduced to practice under such funding agreements.
(a)	LICENSORS recognize that the currently projected market for LICENSED PRODUCTS does not justify a second manufacturing facility, and that LICENSEE currently has a manufacturing facility in Israel, and, therefore, LICENSORS and LICENSEE agree to cooperate and use their best efforts to promptly obtain a waiver of the U.S. manufacturing requirement.

(b)	DUKE represents that PBC URICASE was constructed at DUKE prior to its receipt of the GRANT and that U.S. Government funds did not support its development; and represents further that subject to review and determination by DUKE, other uricases may also have been constructed at DUKE prior to its receipt of the GRANT, developed without the support of U.S. Government funds, and that DUKE shall promptly identify any such uricases for LICENSEE.
4.5	Any sublicenses granted by LICENSEE shall be on such financial terms as LICENSEE may negotiate in its sole discretion but otherwise shall be subject to, and shall incorporate therein, conditions at least as stringent as those imposed on LICENSEE by the terms of this AGREEMENT.
(a)	LICENSEE agrees to be responsible for any obligations assumed hereunder by its sublicensees.

(b)	LICENSEE further agrees that all sublicense agreements will provide that if LICENSORS terminate this AGREEMENT pursuant to Section 10.3 or 10.6 prior to the end of the TERM in one or more countries, or if LICENSEE terminates this AGREEMENT pursuant to Section 10.2, all such sublicenses in those countries shall be assigned directly to LICENSORS; provided, however, that LICENSORS first agree, in writing, to assume all of LICENSEE’s obligations under such sublicenses and to hold LICENSEE harmless with respect to any claims made by such sublicensees as a result of such termination; provided, however, that LICENSORS shall not be liable for any claims against LICENSEE arising out of LICENSEE’s negligence or willful wrongdoing, or claims arising from LICENSEE’s breach, prior to termination, of its obligations under a sublicense.

(c)	LICENSORS shall promptly be provided a copy of each sublicense agreement, provided, however, that during the TERM of this AGREEMENT, LICENSORS shall maintain such agreements in confidence and shall not contact any such sublicensee without LICENSEE’s prior written consent.

4.6	Upon expiration of the TERM of this AGREEMENT with respect to each country as set forth in Article 10, the licenses granted in this Article 4 shall become fully paid-up, irrevocable and non-exclusive in each such country.
ARTICLE 5 — LICENSE FEES AND MILESTONE PAYMENTS
5.1.	The LICENSEE shall make separate payments to MVP and to DUKE according to the following schedule:

[**] of U.S. Dollars
Event Triggering Payments	To MVP	To DUKE	Total
1) Execution of this AGREEMENT	[**]	[**]	[**]
2) Successful transfer of the technology for the production of PEG conjugates of uricase	[**]	[**]	[**]
3) First anniversary of execution of this AGREEMENT	[**]	[**]	[**]
4) Filing for an investigational new drug exemption	[**]	[**]	[**]
5) Commencement of a Phase 2 clinical study	[**]	[**]	[**]
6) Filing of an application to permit marketing in any one of the [**]	[**]	[**]	[**]
7) Marketing approval in any one of the [**]		[**]	[**]
8) Cumulative TOTAL REVENUES of $[**]	[**]	[**]	[**]
9) Cumulative TOTAL REVENUES of $[**]	[**]	[**]	[**]
Totals:	[**]	[**]	[**]
5.2	LICENSEE shall make the payments identified in Section 5.1 as follows:
(a)	Payments 1) upon execution of this AGREEMENT.

(b)	Payments 2) not later than thirty (30) days after successful transfer of the technology for the production of PEG conjugates of uricase, as set forth in Section 5.10.

(c)	Payment 3) on the first anniversary of the EFFECTIVE DATE.

(d)	Payments 4) not later than thirty (30) days after the first filing of an application for an investigational new drug exemption for LICENSED PRODUCTS.

(e)	Payments 5) not later than thirty (30) days after enrolling the first patient in a Phase 2 clinical study of LICENSED PRODUCTS.

(f)	Payments 6) not later than thirty (30) days after filing an application to permit marketing of LICENSED PRODUCTS in any one of the [**].

(g)	Payments 7) not later than thirty (30) days after obtaining approval to market LICENSED PRODUCTS in any one of the [**].

(h)	Payments 8) not later than sixty (60) days after the end of the calendar quarter in which cumulative TOTAL REVENUES from LICENSED PRODUCTS exceed the equivalent of $[**].

(i)	Payments 9) not later than sixty (60) days after the end of the calendar quarter in which cumulative TOTAL REVENUES from LICENSED PRODUCTS exceed the equivalent of $[**].
5.3	All of the payments in this Article 5 are in addition to the royalties specified in Article 6.
5.4	All payments required by this AGREEMENT, if not paid when due, shall bear interest at the rate of one and one-half percent (1 1/2%) per month or fraction thereof, or the maximum interest rate allowed by applicable law, whichever is less.
5.5	If this AGREEMENT is executed before LICENSEE has had the opportunity to review and approve the version of the patent application (titled “PEG-URATE OXIDASE CONJUGATES AND USE THEREOF”) that has been filed with the United States Patent and Trademark Office, then:
(a)	If upon such review subsequent to execution of this AGREEMENT, which LICENSEE shall complete within sixty (60) days after receipt of such application, LICENSEE determines in good faith that such application is inadequate (e.g., for lack of support in the specification or in view of the prior art), LICENSEE may elect, in its sole discretion, to terminate this AGREEMENT.

(b)	If LICENSEE does so elect to terminate, MVP and DUKE shall each refund to LICENSEE all payments made to them by LICENSEE as of the date of termination, and MVP shall be solely responsible for the repayment to BIRD, should such repayment be required, of any funds received by MVP from BIRD.
5.6	MVP shall commence the transfer to BTG of its proprietary technology for the production of PEG conjugates of uricases once the following conditions have been met:
(a)	MVP and DUKE have been notified, in writing, by BTG following the review of their patent application as set forth in Section 5.5, either that such patent application is acceptable or, if unacceptable, that BTG nonetheless elects not to terminate the AGREEMENT, and that, therefore, the payments made by BTG to MVP and DUKE as of the date of such written notice are irrevocable;

(b)	BTG and MVP have selected a specific uricase and BTG has provided at least [**] from a single batch to MVP for each [**] of PEG conjugate to be prepared by MVP as part of the technology transfer; and

(c)	BTG has installed at its facility in Israel all of the necessary instruments, accessories, columns and other materials for assessing the activity of uricase, the purity of the PEG-uricase conjugates and the number of strands of PEG attached per uricase subunit according to MVP’s protocols. [**]

5.7	Such transfer shall commence as soon as practical after BTG has met all of the conditions in Section 5.6.

5.8	The technology transfer shall include the following steps: [**]

5.9	BTG and MVP shall use their best efforts to complete successful transfer of such technology as promptly as possible and each company shall therefore assign appropriately skilled personnel to this task.

5.10	The technology transfer shall be complete once Sections 5.8(c) and 5.8(d) have been completed and BTG shall notify LICENSORS in writing within thirty (30) days of such completion.

5.11	Failure to successfully transfer the technology within one (1) year after the transfer is initiated by MVP, unless such failure is caused by BTG’s failing to comply with Section 5.9, shall have the following consequences:
(a)	MVP and DUKE shall forfeit payments 2) in Section 5.1 and they shall not be made pursuant to Section 5.2 or otherwise; and

(b)	MVP and DUKE shall forfeit the royalties attributable to know-how pursuant to Section 6.4 as further defined in Section 6.5.
5.12	If the U.S. Government declines to waive the U.S. manufacturing requirement, MVP shall cooperate with LICENSEE to transfer such technology to a U.S. manufacturer selected by LICENSEE; provided, however:
(a)	that payments 2) in Section 5.1 shall have been made;

(b)	that such manufacturer shall first agree to maintain such technology in confidence on terms no less restrictive than those applicable to LICENSEE under this AGREEMENT, and to use such technology only for the production of PEG-uricase conjugates for LICENSEE;

(c)	that such manufacturer does not manufacture PEG-unease conjugates for itself or any third party;

(d)	that such manufacturer is not [xx], or [xx]; and

(e)	that such manufacturer is a company for which, as of the effective date of the agreement between LICENSEE and such company, none of the following three (3) individuals: [xx], is an employee, director, consultant, or shareholder possessing at least ten percent of the outstanding shares of common stock, unless MVP’s prior written consent has been obtained, which consent shall not be unreasonably withheld.
ARTICLE 6 — ROYALTIES, RECORDS AND REPORTS
6.1	Within sixty (60) days after the end of each calendar quarter, LICENSEE shall pay to LICENSORS, in equal shares, any running royalties due pursuant to this Article 6 on NET SALES of LICENSED PRODUCTS made by LICENSEE during the preceding calendar quarter.
6.2	The total rates of such running royalties, subject to adjustment pursuant to Section 6.5, shall be:
(a)	[**] percent ([**] %) of the NET SALES of LICENSED PRODUCTS made by LICENSEE until the TOTAL SALES equal $[**];

(b)	[**] percent ([**] %) of NET SALES of LICENSED PRODUCTS made by LICENSEE once the TOTAL SALES exceed $[**] and until such TOTAL SALES equal $[**]; and

(c)	[**] percent ([**] %) of NET SALES of LICENSED PRODUCTS made by LICENSEE once the TOTAL SALES exceed $[**].
6.3	Concurrent with the payments provided for in Sections 6.1 and 6.2 and subject to Sections 6.5 and 6.6, LICENSEE shall pay to LICENSORS, in United States Dollars,

royalty payments in the amount of [**] percent ([**]%) of SUBLICENSE REVENUES accrued by LICENSEE during the preceding calendar quarter.

6.4	Of the percentages specified in Sections 6.2 and 6.3, one half (1/2) shall be considered a patent royalty, and one half (1/2) shall be considered a royalty for use of know-how.

6.5	Subject to Article 8, the actual royalty rates payable in any country pursuant to Sections 6.1, 6.2 and 6.3 shall be determined as follows:
(a)	If there is no patent protection under PATENT RIGHTS in a country in the TERRITORY and no protection under the U.S. Orphan Drug Act or any foreign equivalent in such country, then the applicable royalty rates for such country shall be [**] percent ([**]%) of the royalty rates specified in Sections 6.2 and 6.3 if there has been a successful transfer of technology pursuant to Section 5.10, and [**] percent ([**]%) if there has not been a successful transfer.

(b)	If there is patent protection under PATENT RIGHTS in a country in the TERRITORY or protection under the U.S. Orphan Drug Act or any foreign equivalent in such country, then the applicable royalty rates for such country shall be the royalty rates specified in Section 6.2 and 6.3 if there has been a successful transfer of technology pursuant to Section 5.10, and [**] percent ([**]%) of the royalty rates specified in Sections 6.2 and 6.3 if there has not been a successful transfer.
6.6	For the purpose of calculating royalties due to LICENSORS, revenues in currencies other than United States Dollars shall be converted to United States Dollars using the exchange rates that were published in the Wall Street Journal on the last business day of the calendar quarter during which LICENSEE accrued such revenues.

6.7	LICENSEE shall keep full, true and accurate books of accounts and other records containing all particulars that may be necessary to properly ascertain and verify the royalties payable by LICENSEE hereunder.

6.8	Upon the request of LICENSORS, LICENSEE shall permit an independent Certified Public Accountant selected by LICENSORS (except one to whom the LICENSEE has some reasonable objection, such as that the accountant represents either of LICENSORS with respect to its own matters) to have access, not more than once in any calendar year, and during ordinary business hours, to such of LICENSEE’ s records as may be necessary to determine, in respect of any quarter ending not more than three (3) years prior to the date of such request, the correctness of any report and/or payment made under this AGREEMENT.
(a)	If such examination results in a determination that LICENSEE has underpaid its obligations to LICENSORS by more than three percent (3%), the cost of such examination shall be borne by LICENSEE.

(b)	If such examination results in a determination that LICENSEE has correctly paid or overpaid its obligations to LICENSORS, the cost of such examination shall be borne by LICENSORS.

(c)	All adjustments resulting from such examinations shall be made by appropriate payments within thirty (30) days after the results of the examination become known to the PARTIES.

(d)	Such accountant shall maintain all information learned during such inspection in confidence and shall report to LICENSORS whether there has been an overpayment, correct payment or underpayment of royalties and, if applicable, the amount of such overpayment or underpayment.
6.9	For each quarterly payment, LICENSEE shall render to each of the LICENSORS written accounts (“SALES AND REVENUE REPORTS”) of the NET SALES of LICENSED PRODUCTS by LICENSEE and AFFILIATES, net sales by SUBLICENSEES, and the SUBLICENSE REVENUES accrued by LICENSEE during the preceding quarter.
(a)	LICENSEE warrants that such SALES AND REVENUE REPORTS will be prepared in accordance with Generally Accepted Accounting Principles.

(b)	SALES AND REVENUE REPORTS will be supplied to each of the LICENSORS not later than sixty (60) days after the end of each calendar quarter in which the LICENSEE accrues revenue from sales of LICENSED PRODUCTS or from sublicenses of the LICENSED PRODUCTS.

(c)	LICENSORS agree to hold such SALES AND REVENUE REPORTS in confidence.
ARTICLE 7 — PERFORMANCE OBLIGATIONS
7.1	The LICENSEE shall use its best efforts to bring LICENSED PRODUCTS to market and to diligently market LICENSED PRODUCTS during the TERM of this AGREEMENT.
7.2	LICENSEE and MVP shall commit such funds as each may receive from BIRD solely to the development of LICENSED PRODUCTS.
7.3	LICENSEE shall repay all finds provided by BIRD to LICENSEE and MVP, up to [**] percent ([**]%) of the grant, as required by BIRD.
7.4	Beginning in 1999 (for calendar year 1998), and continuing until the year following the year of the first commercial sale of LICENSED PRODUCTS, the LICENSEE shall submit annual progress reports to LICENSORS by February 28th of each year, which reports shall discuss the progress and results, as well as ongoing plans, with respect to the development of LICENSED PRODUCTS.
ARTICLE 8 — PATENTS AND INFRINGEMENT
8.1	Subsequent to the EFFECTIVE DATE, LICENSORS shall continue to have responsibility, at their shared expense, for filing, prosecuting and maintaining their jointly owned patent applications in the USPTO on TECHNOLOGY; DUKE shall continue to have responsibility, at its own expense, for filing, prosecuting and maintaining its solely owned patent applications in the USPTO on DUKE TECHNOLOGY; and MVP shall continue to have responsibility, at its own expense, for filing, prosecuting and maintaining its solely owned patent applications in the USPTO on MVP TECHNOLOGY. LICENSORS shall keep LICENSEE advised as to the prosecution of such applications by forwarding to LICENSEE copies of all official correspondence relating thereto, and shall give LICENSEE an opportunity to comment on all applications, responses to Office Actions, Declarations and other papers before they are filed with the USPTO, and shall consult with LICENSEE concerning the scope of allowed claims before paying any issue fee.

8.2	LICENSEE agrees to cooperate with the LICENSORS in the prosecution of the U.S. patent applications to ensure that the applications reflect, to the best of LICENSEE’s knowledge, all items of commercial and technical interest and importance.
8.3	LICENSORS shall seek patent protection in Europe (including the United Kingdom), Japan and such other countries as LICENSEE may designate, and LICENSEE shall reimburse LICENSORS within thirty (30) days for their reasonable, out-of-pocket costs associated with obtaining such protection; provided, however, that the prosecution of such applications shall be at the direction of LICENSEE and LICENSEE may elect to prosecute such applications itself or have them prosecuted through LICENSEE’s agents.
(a)	Regardless of whether LICENSORS or LICENSEE prosecute(s) such application, the resultant patents shall be owned by LICENSORS.

(b)	LICENSORS may elect to seek patent protection in countries not designated by LICENSEE, in which case LICENSORS shall be responsible for all expenses attendant thereto.

(c)	In the event that LICENSEE elects to prosecute foreign patent applications itself, LICENSORS will be kept informed, will have an opportunity to comment, and shall have the right to approve such applications, which approval will not be unreasonably withheld.

(d)	If LICENSEE decides to abandon or not pursue any application, LICENSEE shall notify LICENSORS in a timely manner so that LICENSORS can decide whether or not to assume the prosecution.
8.4	Any inventions made, during the TERM of this AGREEMENT, with respect to the manufacture, use or sale of LICENSED PRODUCTS shall be:
(a)	the sole property of LICENSEE if made solely by LICENSEE;

(b)	the joint property of LICENSEE and LICENSORS if made jointly by LICENSEE and LICENSORS; and

(c)	the sole property of LICENSORS if made solely by LICENSORS;
provided, however, that any such invention made solely by LICENSORS shall be included within PATENT RIGHTS.
8.5	Upon learning of the infringement by a third party of PATENT RIGHTS, the PARTY learning of such infringement shall promptly inform the other PARTIES, in writing, of that fact and shall provide any evidence available pertaining to such infringement.
(a)	LICENSEE may elect, within sixty (60) days after notice and at its own expense, to take whatever steps are necessary to stop the infringement and recover damages.
     (i) If LICENSEE elects to take such action, it will:
(A)	keep LICENSORS informed of the steps taken and the progress of any legal actions taken;

(B)	during the pendency of such actions, offset against royalties owed to LICENSORS on NET SALES in the country or countries affected by the infringement, the costs of any actions taken to stop such infringement up to a maximum of fifty percent (50%) of the royalties owed or owing to LICENSORS;

(C)	be entitled to enter into a settlement on such terms as it may elect;

(D)	retain for its own account, after first deducting the costs of any actions taken to stop such infringement, seventy-five percent (75%) of any amounts received in settlement or awarded as damages with the remaining twenty-five percent (25%) being paid in equal shares to LICENSORS; and

(E)	if unsuccessful in halting such infringement, be entitled to reduce its royalties owed to LICENSORS, with respect to the country or countries affected by such infringement, by fifty percent (50%) during the remaining TERM of the Agreement in each of those countries; provided that the infringer has achieved ten percent (10%) or more of the market defined by LICENSED PRODUCTS and the infringing product in those countries in which the infringement exists.
(ii)	If LICENSEE does not elect to take such action within such period, it will promptly inform LICENSORS, in which event LICENSORS may elect within thirty (30) days:
(A)	to take such action as is required to stop such infringement, and will then be entitled to settle such actions on such terms as they may elect (provided, however, that if they grant a license to the infringer, LICENSEE shall be entitled to reduce its royalties owed to LICENSORS for the country or countries affected by fifty percent (50%) and shall be entitled to the benefit of any terms which are more favorable than those granted to LICENSEE under this AGREEMENT), will keep LICENSEE informed of the steps taken and the progress of any legal actions taken, and will be entitled to retain any amounts received in settlement or awarded in damages; provided, however, that during the period and for the country or countries in which LICENSEE does not enjoy exclusivity, or with respect to which LICENSORS are not able to stop such infringement, LICENSEE shall be entitled to reduce the applicable royalty rate by fifty percent (50%); provided that the infringer has achieved ten percent (10%) or more of the market defined by LICENSED PRODUCTS and the infringing product; or

(B)	not to take any action against such infringers, in which event LICENSEE shall be entitled to elect either:
(1)	to terminate this AGREEMENT pursuant to Section 8.8; or

(2)	to reduce the applicable royalty rate by fifty percent (50%) for each country affected by such infringement; provided that the infringer has achieved ten percent (10%) or more of the market defined by LICENSED PRODUCTS and the infringing product in the countries where such infringement exists.
8.6	LICENSORS shall give prompt notice to LICENSEE of any inquiry received with respect to the availability of a license under PATENT RIGHTS or TECHNOLOGY and also of any third party patent of which LICENSORS become aware that may present an issue of infringement with respect to LICENSEE’s activities under this AGREEMENT.

8.7	LICENSEE shall give LICENSORS prompt notice of each claim or allegation received by it that the manufacture, use or sale of LICENSED PRODUCTS constitutes an infringement of a third party patent or other intellectual property rights. If such alleged infringement is due to the incorporation of DUKE TECHNOLOGY or MVP TECHNOLOGY in the LICENSED PRODUCTS, then:
(a)	LICENSEE shall have the primary right and responsibility, but not the obligation, at its own expense to defend and control the defense of any such claims against LICENSEE, using counsel of its choosing.

(b)	During the pendency of any such action, no royalties shall be payable to LICENSORS on account of NET SALES of LICENSED PRODUCTS in any countries affected by such action.

(c)	LICENSEE’s attorneys’ fees and any amounts agreed to be paid in settlement of any such action or awarded against LICENSEE as damages, shall be deducted by LICENSEE from any future royalties due to LICENSORS.

(d)	If LICENSEE is required to pay a royalty to any third party as a result of settlement of any such claim or allegation of infringement, it shall be entitled to deduct such royalty from the royalties due to LICENSORS under this AGREEMENT.

(e)	The settlement of any such action must be approved by LICENSORS, which approval shall not be unreasonably withheld.
8.8	Independent of any action which LICENSEE or LICENSORS may elect to take pursuant to Section 8.5 or 8.7 with respect to the prosecution, defense or compromise of any such allegation or claim, LICENSEE may elect to terminate this AGREEMENT solely with respect to the country or countries to which such claim or allegation pertains. In such event, all rights to the use and sale of LICENSED PRODUCTS and regulatory filings in that country or those countries shall revert to LICENSORS.
8.9	In any action brought under this Article 8, the PARTIES not bringing or defending the action shall, in their sole discretion, be entitled to participate through counsel of their own choosing in any such action; provided, however, that such participation shall be limited to an advisory role and counsel for the PARTY bringing or defending the action shall be lead counsel and the action shall be directed by such PARTY.
8.10	Each PARTY agrees to cooperate with the other PARTIES in any reasonable manner deemed by the PARTY defending or prosecuting an action under this Article 8, to be necessary in defending or prosecuting such action.
ARTICLE 9 — REGULATORY, PUBLICATION, OTHER USE, AND EXPORT
9.1	LICENSEE agrees to use its best efforts to have the LICENSED PRODUCTS cleared by the responsible government agencies requiring such clearance for marketing in those countries in which LICENSEE intends to sell LICENSED PRODUCTS or award sublicenses.
(a)	To accomplish such clearances at the earliest possible dates, LICENSEE agrees to file, according to the standard practice in the industry, any and all necessary data with the appropriate government agencies.

(b)	Where permitted by law, LICENSEE shall include the names of both LICENSORS as co-registrants on all regulatory filings.

9.2	LICENSEE further agrees that the right of publication of the TECHNOLOGY shall reside in the inventor(s) and other personnel of LICENSORS and the LICENSORS shall use their best efforts to provide a copy of such publication forty-five (45) days in advance of publication for review by LICENSEE. If LICENSEE determines that the publication by LICENSORS will disclose any trade secrets, LICENSORS shall delay publication for an additional sixty (60) days after the forty-five (45) day period to allow patent applications to be filed.
9.3	It is agreed that, notwithstanding any provisions herein, LICENSORS are free to use the TECHNOLOGY and PATENT RIGHTS for their own non-commercial purposes, whether educational, teaching, research or clinical purposes, without payment of royalties or other fees.
9.4	LICENSEE and LICENSORS agree to comply with all United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology.
ARTICLE 10 — DURATION AND TERMINATION
10.1	This AGREEMENT shall become effective upon the EFFECTIVE DATE and shall remain in full force and effect, on a country-by-country basis, for the longer of: ten (10) years from the date of first sale of LICENSED PRODUCTS in each country, or the date of expiration of the last-to-expire patent, of those patents included in the PATENT RIGHTS, in each country; such period of time with respect to each country being known as the TERM of this AGREEMENT; provided, however, that this AGREEMENT may be terminated in one or more countries prior to the TERM in accordance with Sections 8.8, 10.2, 10.3 or 10.6.
10.2	LICENSEE may, prior to expiration of the TERM, elect to terminate this AGREEMENT with respect to any one or more countries in the TERRITORY, at any time, effective after the first anniversary of the EFFECTIVE DATE, by giving LICENSORS written notice at least six (6) months prior to each such termination. On the effective date of each such termination, LICENSEE shall cease the manufacture, use and sale of LICENSED PRODUCTS in the country or countries in which LICENSEE has elected to terminate prior to expiration of the TERM.
10.3	As used in this Section 10.3, PARTY shall mean either (1) BTG or (2) MVP and DUKE, jointly. Any PARTY may immediately terminate this AGREEMENT for fraud, willful misconduct, or illegal conduct of the other PARTY upon written notice of same to such PARTY. Except as provided above, if a PARTY fails to fulfill any of its material obligations under this AGREEMENT, the non-breaching PARTY may terminate this AGREEMENT, with respect to the country or countries affected, upon written notice to the other PARTY, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of this AGREEMENT. A PARTY receiving notice that it has breached the AGREEMENT will have the opportunity to cure that breach within thirty (30) days of the receipt of notice. A PARTY’s ability to cure a breach will apply only to the first two (2) material breaches properly noticed to that PARTY under the terms of this AGREEMENT. Any subsequent material breach by that PARTY will entitle the other PARTY to terminate this AGREEMENT immediately upon proper notice to such PARTY without a cure period. In the event that a PARTY commits such a subsequent breach, the non-breaching PARTY may, at its option and in addition to any other remedies it may have in law or in equity, terminate this AGREEMENT for default by sending to the breaching PARTY written notice of termination, effective immediately upon receipt.
10.4	Upon the termination of this AGREEMENT in one or more countries prior to the end of the TERM, LICENSEE shall notify LICENSORS of the quantity of LICENSED PRODUCTS that LICENSEE then has in inventory with respect to the country or countries for which the termination is effective and LICENSEE shall then have a license in each such country to sell that amount of LICENSED PRODUCTS, but no more, provided that the LICENSEE shall pay the royalty thereon at the rate and at the time provided for herein.

10.5	If this AGREEMENT is terminated pursuant to Section 8.8 or pursuant to this Article 10 by either LICENSEE or LICENSORS prior to the end of the TERM in one or more countries, then all intellectual property rights conveyed by LICENSORS to LICENSEE under this AGREEMENT (including, without limitation: rights in the mark, PURICASETM, approved and pending regulatory applications, Orphan Drug Designations, Drug Master Files, sublicenses, preclinical data and clinical data) shall revert to LICENSORS with respect to those countries.

10.6	If, during the TERM of this AGREEMENT, a PARTY shall become bankrupt or insolvent, or if the business of a PARTY shall be placed in the hands of a receiver or trustee, whether by the voluntary act of such PARTY or otherwise, or if a PARTY shall cease to exist as an active concern, then if the PARTY experiencing such event is:
(a)	LICENSEE, then this AGREEMENT shall terminate immediately, and all rights to LICENSED PRODUCTS and the TECHNOLOGY shall revert to the LICENSORS or their respective successors or assignees;

(b)	MVP or DUKE, then the rights granted to LICENSEE under this AGREEMENT by such LICENSOR shall become paid-up, exclusive, and irrevocable, this AGREEMENT shall terminate with respect to such LICENSOR, and LICENSEE shall make such payments to the remaining LICENSOR that it would have received absent termination of the AGREEMENT with respect to the other LICENSOR.
10.7	Expiration or termination of this AGREEMENT shall be without prejudice to or limitation on any other remedies or any accrued obligations of any of the PARTIES.
ARTICLE 11 — CONFIDENTIAL INFORMATION
11.1	Confidential information (“INFORMATION”) shall mean all information provided by LICENSORS to LICENSEE or by LICENSEE to LICENSORS and identified as confidential at the time of disclosure. Specifically excepted from this definition is all information that is:
(a)	already known by the receiving PARTY at the time of disclosure, as demonstrated by clear and convincing evidence contemporaneous with or preceding the disclosure;

(b)	publicly disclosed through no improper act or omission of the receiving PARTY;

(c)	rightfully received by the receiving PARTY from a third party without any obligation of confidentiality; or

(d)	disclosed pursuant to any judicial or government requirement or order, provided that the receiving PARTY takes reasonable steps to provide the disclosing

PARTY with sufficient prior notice in order to allow the disclosing PARTY to contest such requirement or order; or
(e)	independently developed by DUKE alone, without reference or access to the disclosing PARTY’s INFORMATION.
11.2	In the event the receiving PARTY is required by law, regulation or court order to disclose any of the disclosing PARTY’s INFORMATION, the receiving PARTY will promptly notify the disclosing PARTY in writing prior to making any such disclosure in order to facilitate the disclosing PARTY seeking a protective order or other appropriate remedy from the proper authority. The receiving PARTY agrees to cooperate with the disclosing PARTY in seeking such order or other remedy. The receiving PARTY further agrees that if the disclosing PARTY is not successful in precluding the requesting legal body from requiring the disclosure of the INFORMATION, it will furnish only that portion of the INFORMATION that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the INFORMATION.
11.3	The receiving PARTY agrees to hold INFORMATION in trust and confidence for the disclosing PARTY, using the same care and discretion that the receiving PARTY uses with respect to its own proprietary information that it considers confidential and, in any event, at least the care that is standard in the industry for confidential, proprietary information of another. The receiving PARTY will not use such information for any purpose except those expressly set forth in this AGREEMENT and will not disclose such information to any third party without the prior written authorization from the disclosing PARTY.
(a)	Any INFORMATION that MVP discloses to BTG related to PEGylation of proteins or to purification or analysis of PEG-protein conjugates may not be disclosed to DUKE. Except as provided in the foregoing sentence, any other INFORMATION that MVP discloses to BTG may be disclosed by BTG to DUKE.

(b)	Obligations of this Section 11.3 shall remain in effect during the TERM of this AGREEMENT and for a period of five (5) years after the expiration or termination of the AGREEMENT in the last-to-expire or last-to-terminate country, whichever occurs later.

(c)	No provision contained in this AGREEMENT shall be read to preclude BTG from providing PEGylated uricase to DUKE for research or clinical purposes, or from informing DUKE of the number of strands and molecular weight of the PEG and other descriptive characteristics of the PEGylated uricase provided to DUKE.

(d)	Notwithstanding the foregoing, DUKE shall not be obligated to hold in confidence another PARTY’s INFORMATION for longer than five (5) years after such INFORMATION is disclosed to it.
ARTICLE 12 — LAW TO GOVERN
12.1	The laws of the State of California will govern the construction, interpretation and performance of this AGREEMENT, without giving effect to conflicts of law rules thereof.

ARTICLE 13 — ASSIGNMENT
13.1	No PARTY may assign any of its rights or delegate any of its duties under this AGREEMENT without the prior written consent of the other PARTIES except:
(a)	In connection with the sale of a PARTY’s entire business operation; or

(b)	In connection with the assignment of the rights or delegation of the duties of any PARTY to any of its AFFILIATES.
13.2	Any unauthorized attempted assignment or delegation shall be null and void and of no force or effect.
ARTICLE 14 — NOTICES
14.1	Any notice or other communication required or permitted under this AGREEMENT will be in writing and will be deemed given as of the date it is: (a) delivered by hand, or (b) mailed, postage prepaid, first class, certified mail, return receipt requested, to the PARTY/PARTIES at the address listed below or subsequently specified in writing, or (c) sent, postage prepaid, return receipt requested, by courier service, to the PARTY/PARTIES at the address listed below or subsequently specified in writing:
If to the LICENSORS:
Mountain View Pharmaceuticals, Inc.
3475-S Edison Way
Menlo Park, California 94025
Attn.: Merry R. Sherman, Ph.D.
AND:
Office of Science and Technology
North Building, Room 230
Research Drive
Duke University, Box 90083
Durham, North Carolina 27708
Attn.: License Administrator
With a copy to:
     Office of the University Counsel
     Allen Building, Room 011
     Duke University
     Durham, North Carolina 27708
If to the LICENSEE:
Bio-Technology General Corporation
70 Wood Avenue South
Iselin, New Jersey 08830
Attn.: Sim Fass, Ph.D.
ARTICLE 15 — INDEMNITY, INSURANCE AND REPRESENTATIONS
15.1	LICENSEE agrees to indemnify, hold harmless and defend LICENSORS, their officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses, including reasonable attorneys’ fees, asserted by third parties, both government and non-government, resulting from or arising out of LICENSEE’s exercise of the rights granted under this AGREEMENT. LICENSEE shall not be responsible for the intentional wrongdoing of LICENSORS.

15.2	LICENSORS agree to indemnify, hold harmless and defend LICENSEE, its officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses, including reasonable attorneys’ fees, asserted by third parties, both government and non-government, resulting from or arising out of LICENSORS’s exercise of their rights and obligations under this AGREEMENT. LICENSORS shall not be responsible for the intentional wrongdoing of LICENSEE.

15.3	The PARTIES shall maintain in force at their sole cost and expense general liability insurance coverage in an amount reasonably sufficient to protect against liability under this Article 15. LICENSEE also shall maintain in force at its sole cost and expense product liability insurance coverage in an amount reasonably sufficient to protect against liability under this Article 15. Each PARTY shall have the right to request and to receive copies of the appropriate certificates of insurance from the other PARTIES for the purpose of ascertaining the sufficiency and currency of such coverage.

15.4	Except as provided in Section 15.8, nothing in this AGREEMENT shall be deemed to be a representation or warranty by LICENSORS of the validity of any of the patents or the accuracy, safety, efficacy, or usefulness, for any purpose, of any TECHNOLOGY.

15.5	LICENSORS shall have no obligation, expressed or implied, to supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, clinical trials, marketing or sale of any LICENSED PRODUCTS, and LICENSORS shall have no liability whatsoever to LICENSEE, its officers, employees or agents for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon LICENSEE, its officers, employees or agents or any other person or entity, arising out of or in connection with or resulting from LICENSEE’s:
(a)	production, use, or sale of any LICENSED PRODUCTS;

(b)	use of any TECHNOLOGY; or

(c)	advertising or other promotional activities with respect to any of the foregoing.
15.6	MVP hereby represents and warrants to BTG and DUKE that MVP has the right to grant the licenses set forth herein under PATENT RIGHTS and MVP TECHNOLOGY, including the license to the technical know-how summarized in Exhibit B, and to the use of the trademark, PURICASETM.

15.7	DUKE hereby represents and warrants to BTG and MVP that DUKE has the right to grant the licenses set forth herein under PATENT RIGHTS and DUKE TECHNOLOGY, including the license to the technical know-how and materials summarized in Exhibit A.

15.8	Each of the LICENSORS hereby separately represents and warrants to BTG that:
(a)	it has no actual knowledge, as of the EFFECTIVE DATE, that the use of TECHNOLOGY for the manufacture, use or sale of LICENSED PRODUCTS will infringe any patent or other intellectual property right of any third party in any country in the world, and that, if at any time during the TERM of this AGREEMENT, it becomes aware of any such information, it will promptly disclose such to BTG;

(b)	it has no actual knowledge, as of the EFFECTIVE DATE, of any prior art that would raise any issue concerning the validity of any patents issued or to issue on any applications which are included in PATENT RIGHTS, and that if at any time during the TERM of this AGREEMENT, it becomes aware of any such information, it will promptly disclose such to BTG;

(c)	it is not aware of any other agreements, amendments or licenses that affect its authority or ability to enter into this AGREEMENT;

(d)	prior to the execution of this AGREEMENT, it has not assigned, encumbered, pledged, mortgaged, used as collateral, granted a security interest or lien in or otherwise engaged in any action that affects its ability to grant LICENSEE the rights granted pursuant to the terms of this AGREEMENT; and

(e)	during the TERM of this AGREEMENT, it will not engage in any action that could reasonably be anticipated to adversely affect its ability to grant LICENSEE the rights to manufacture, use and sell LICENSED PRODUCTS anywhere in the world pursuant to the terms of this AGREEMENT.
ARTICLE 16 — USE OF A PARTY’S NAME
16.1	Except for the rights granted to LICENSEE herein with respect to the mark PURICASETM, no PARTY to this AGREEMENT will, without the prior written consent of another party:
(a)	use in advertising, publicity or otherwise, the name of any employee or agent, any trade-name, trademark, trade dress, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by another PARTY; or

(b)	represent, either directly or indirectly, that any product or service of another PARTY is a product or service of the representing PARTY or that it is made in accordance with or utilizes the information or documents of another PARTY.
16.2	No PARTY will originate any publicity, news release or other public announcement or comment, written or oral, related to this AGREEMENT without the prior written consent of the other PARTIES, except as may be required by law. The PARTY making any announcement, which it reasonably believes to be required by law, will first give the other PARTIES an opportunity to review the form and content of any such announcement and comment upon it before it is made.
Notwithstanding the foregoing, LICENSORS acknowledge that BTG is a publicly traded company, and hereby consent to BTG’s disclosure of this AGREEMENT and its relationship with LICENSORS in its filings with the Securities and Exchange Commission and its disclosures to its stockholders.
ARTICLE 17 — SEVERABILITY
17.1	Each clause of this AGREEMENT is distinct and severable. If any clause is deemed illegal, void or unenforceable, it is the PARTIES’ intent that all other clauses or portions of this AGREEMENT shall remain in effect to the maximum extent possible.

ARTICLE 18 — WAIVER
18.1	The failure of any PARTY in any instance to insist upon the strict performance of the terms of this AGREEMENT will not be construed to be a waiver or relinquishment of any of the terms of this AGREEMENT, either at the time of the PARTY’s failure to insist upon strict performance or at any subsequent time, and such terms will continue in full force and effect.
ARTICLE 19 — TITLES
19.1	All titles and article headings contained in this AGREEMENT are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this AGREEMENT or the intent of any of its provisions.
ARTICLE 20 — ENTIRE UNDERSTANDING
20.1	This AGREEMENT represents the entire understanding between the LICENSEE and the LICENSORS, and supersedes all other agreements, expressed or implied, between the LICENSEE and the LICENSORS, with the sole exception of the agreement dated July 30, 1998 among BIRD, BTG and MVP.
     IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed by their duly authorized representatives as of the EFFECTIVE DATE.

MOUNTAIN VIEW PHARMACEUTICALS, INC.
By:	/s/ Merry R. Sherman, Ph.D.
Merry R. Sherman, Ph.D
President

DUKE UNIVERSITY
By:	/s/ Robert L. Taber Ph.D.
Robert L. Taber, Ph.D.
Associate Vice-Chancellor and Director, Office of Science and Technology

BIO-TECHNOLOGY GENERAL CORP.
By:	/s/ Robert M. Shaw
Robert M. Shaw
Vice President, General Counsel

Exhibit A

Summary of Know-how, Information and Materials to be Provided by DUKE to BTG as
Part of DUKE TECHNOLOGY

[**]

Exhibit B

Summary of Know-how, Information and Materials to be Provided by MVP
to BTG as Part of MVP TECHNOLOGY

[**]

Exhibit C

Patents and Patent Applications included within PATENT RIGHTS
(To Be Amended from Time to Time during the TERM)

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